Exhibit 10.19

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (“Agreement”) is made by and between Scott M. Coiante (“Employee”) and Aprea Therapeutics, Inc., its subsidiaries, affiliates, successors, and assigns (“Company”) (collectively, the “Parties”).

WHEREAS, Employee was employed by Company pursuant to that certain Employment Agreement dated on September 26, 2019 (the “Employment Agreement”);

WHEREAS, the Parties wish for the Employee to step down from his position as an officer and executive of the Company effective January 30, 2023 (“Step-Down Date”) and continue employment through a transition period; and

WHEREAS, Employee’s employment shall terminate on March 31, 2023 or any date sooner where Employee ceases providing services to the Company (the “Termination Date”), and Employee and Company wish to set forth the terms of the Employee’s separation from the Company and to resolve any and all claims or disputes claims arising or in any way related to Employee’s employment with or separation from Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.Termination and Transition Period.

(a)Employee’s employment with the Company will terminate effective as of the Termination Date. Employee will be paid, at Employee’s regular rate of pay, for all hours worked and for all accrued but unused vacation through the Termination Date, regardless of whether Employee signs this Agreement.  Employee will be paid in accordance with normal payroll procedures, less all applicable deductions and withdrawals.  Employee acknowledges that these amounts are all of the amounts owed to the Employee by Company through the Termination Date.  As of the Termination Date, Employee hereby resigns from any and all positions and titles with Company or any of its affiliates, and Employee is not to hold himself out as an employee, agent, or authorized representative of Company, or to negotiate or enter into any agreements on behalf of Company, or to otherwise attempt to bind Company.

(b)From the date of this Agreement to and including the Termination Date (the “Transition Period”), Employee agrees to cooperate fully with the Company and in good faith to ensure a smooth and orderly transition of Employee’s duties and responsibilities.  From and after the Step-Down Date, Employee shall no longer be, nor hold out to be, an officer, executive, member, manager, representative, or agent of the Company or any of its affiliates, and shall no longer hold any title with the Company or any of its affiliates.

(c)During the Transition Period, Employee shall remain on payroll at Employee’s current base salary rate (as of the date above), less all applicable deductions and withholdings, and be covered by the Company’s group medical and dental plans, subject to the provisions, requirements, conditions, and limitations of such plans, which may be amended from time to time.  During the Transition Period, Employee shall continue to perform such job duties for the Company and to assist in such transition-related duties as the Company may deem necessary and appropriate.  For the avoidance of doubt, this is to confirm that for as long as Employee remains on the Company’s payroll (i.e., during the Transition Period), Employee shall continue to fully comply with, and be bound by, any and all policies and procedures in effect for the Company’s employees, including all requirements contained therein.

2.Payments and Consideration.

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(a)Employee will be paid, at Employee’s regular rate of pay, for all hours worked through the Termination Date, regardless of whether Employee signs this Agreement.  Employee will be paid in accordance with normal payroll procedures.  Employee acknowledges that these amounts are all of the amounts owed to Employee by Company through the Termination Date.  As of the Termination Date, Employee is not to hold Employee out as an employee, agent, or authorized representative of Company, or to negotiate or enter into any agreements on behalf of Company, or to otherwise attempt to bind Company, except as otherwise expressly agreed to by the Company in writing.

(b)In consideration for this Agreement, Company will pay Employee a gross amount equal to twelve (12) months of the Employee’s Base Salary (as defined in the Employment Agreement) paid in substantially equal amounts (the “Severance Pay”) over the twelve-month period following the Termination Date (the “Severance Period”), the first installment of which shall be paid beginning on the first payroll date after the Termination Date.  The Severance Pay will be paid during the Severance Period to Employee, minus applicable withholdings and taxes, in accordance with regular payroll procedures.

(c)Employee’s health benefits shall cease on the Termination Date.  As additional consideration for Employee’s compliance with the provisions of this Agreement, following the Termination Date, subject to the Employee’s copayment of premium amounts at the applicable active employees’ rate and the Employee’s proper election to receive benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law COBRA, the Company shall pay to the Employee a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Termination Date; (B) the date that the Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Employee’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  Should Employee wish to continue health benefits coverage through Company’s group insurance plans after the date on which the Company’s payments cease (as described above), Employee will be responsible for paying the premium in full each month.  Employee will receive a separate notice explaining Employee’s right to continuation and conversion of Employee’s health benefits under COBRA.

(d)Employee will be reimbursed for all ordinary and necessary, reasonable business-related expenses incurred by Employee in connection with Employee’s employment with Company through the Termination Date.  Employee must submit all requests for reimbursement for such expenses no later than 30 days after the Termination Date, accompanied by proper documentation, to Aprea Therapeutics, Inc., CEO.

(e)By Employee’s signature below, Employee acknowledges and agrees that the terms set forth in this Agreement include compensation and benefits to which Employee is not otherwise entitled.  Furthermore, Employee acknowledges that, except as expressly set forth above, after Employee’s execution of this Agreement, Employee will not be entitled to any other or further compensation, remuneration, or benefits from Company.

3.Tax Treatment.  Employee understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement.  Employee further agrees that Employee will assume any such tax obligations or consequences that may arise from this Agreement, and that Employee shall not seek any indemnification from Company in this regard.  Employee agrees that, in the event that any taxing body determines that additional taxes are due

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from Employee, Employee acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold Company harmless from the payment of such taxes, and any failure to withhold.  Employee further agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs, and attorneys’ fees incurred by Company as a consequence of Employee’s failure to pay any taxes due.

4.Return of Company Property.  Employee agrees to return to Company any and all Company property in Employee’s possession, including without limitation any computer or other electronic devices; software programs; other Company equipment, tools, records, or technical materials; information related to Company customers, clients and business contacts; marketing information; pricing information; cellular phones; personnel materials or files, handbooks, manuals, or policies; memoranda, notes, and drafts thereof; and any other documents or property (and any summaries or copies thereof), developed by Employee and/or obtained by Employee or on Employee’s behalf, directly or indirectly, pursuant to Employee’s employment with Company.

5.Release of Claims.

(a)Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by Company.  THIS IS A GENERAL RELEASE OF ALL CLAIMS.  As consideration for the Severance Pay and benefits being provided to Employee, Employee, on Employee’s own behalf, and on behalf of Employee’s respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Employee’s employment, including the termination of such employment, including without limitation:

(1)	any and all claims relating to or arising from Employee’s employment relationship with Company and the termination of that relationship;
(2)

any and all claims relating to, or arising from, an incentive compensation arrangements or plans or Employee’s right to purchase, or the actual purchase of, shares of stock of Company; fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law, other than Employee’s right to purchase vested option shares, if any, pursuant to the terms of a related restricted stock purchase agreement;

(3)

any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(4)	any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the; the Age

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Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the Massachusetts Fair Employment Practices Law (MFEPL), the Massachusetts Civil Rights Act (MCRA), the Massachusetts Equal Rights Act (MERA), the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act (MPLA), the Massachusetts Sexual Harassment Statute, and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;

(5)	any and all claims for violation of the federal, or any state, constitution;
(6)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(7)	any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing;
(8)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;
(9)

any claim or damage arising out of Employee’s employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above;

(10)

any and all claims for unpaid or withheld wages, including deferred amounts as described in Section 2(b) of the Offer Letter, severance, benefits, bonuses, including, without limitation, discretionary performance or retention bonuses, commissions, and other compensation of any kind that Employee may have against the Releasees; and

(11)	any and all claims for attorneys’ fees and costs.

(b)Employee understands and agrees that, to the fullest extent permitted by law, Employee is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Employee has waived by virtue of executing this Agreement.  Employee agrees not to file or pursue any such legal claims and, if Employee does pursue such legal claims, Employee waives any right to receive monetary recovery.  By Employee’s signature below, Employee represents that Employee has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal.

(c)Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law.  In addition, this Agreement does not prevent Employee from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Employee agrees that Employee shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding.  This release does not waive any rights or claims that may arise after the date that Employee executed this Agreement.

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(d)Nothing in this Agreement will affect the ability of Employee or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth above, or any rights or claims that may arise after the date that Employee executed this Agreement.  By Employee’s signature below, Employee represents that: (a) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Employee by Company, other than the Severance Pay specifically promised in this Agreement; (b) Employee has not been denied any request for leave to which Employee was legally entitled, and Employee was not otherwise deprived of any rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.  Company’s obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.

6.ADEA Release.  In accordance with the Older Workers Benefit Protection Act of 1990, Employee hereby fully, finally, and completely release the Releasees of and from any and all claims, charges, or causes of action arising on or before the Termination Date under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (together, the “ADEA”), which prohibit age discrimination in employment (the “ADEA Release”), and hereby acknowledges and agrees that:

a)the agreement, which includes the ADEA Release, was negotiated at arms-length;

b)	the Agreement, which includes the ADEA Release, is worded in a manner that Employee fully understands;

c)Employee specifically waives any rights or claims under the ADEA;

d)	Employee knowingly and voluntarily agrees to all of the terms set forth in the agreement, which includes the ADEA Release;
e)	Employee acknowledges and understands that any claims under the ADEA that may arise after the Separation Date are not waived;
f)	the rights and claims waived in this agreement, which includes the ADEA Release, are in exchange for consideration over and above anything to which Employee is already undisputedly entitled;

g)Employee has the right to consult with an attorney before signing this agreement;

h)Employee has twenty-one (21) days to consider this agreement; and

i)

Employee has seven (7) days after signing this agreement to revoke this agreement, and this agreement will not be effective, and Employee will not receive any of the settlement benefits described herein, until that revocation period has expired.

If Employee wishes to revoke Employee’s acceptance of this agreement, Employee must deliver written notice stating Employee’s intent to revoke by email to Oren Gilad, CEO, on or before 5:00 p.m. Eastern on the seventh (7th) day after the date on which Employee signs this Agreement.

7.Non-Disparagement. Employee understands and agrees that Employee’s entitlement to the compensation and benefits due under this Agreement is conditioned upon Employee’s continued support of Company.  Employee agrees to refrain from taking any action, and from making any statement (oral or written), that disparages or criticizes Company, its affiliates, parent companies, subsidiaries, and related entities, or its

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officers, directors, or employees, or that harms Company’s or any of Company’s affiliates’, parent companies’, subsidiaries’, and related entities’, or Company’s officers’, directors’, or employees’ respective reputations, or that disrupts or impairs Company’s normal, ongoing business operations.  This provision applies to all of Employee’s interactions with third parties, including without limitation any conversations or correspondence that Employee might have with organizations, governmental entities, and persons with whom Company engages in business, as well as with employees of Company.  Employee understands that this provision does not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully.  Employee further agrees not to otherwise interfere with Company’s business operations, including, without limitation, Company’s efforts to market and sell its products and services.

8.Confidentiality.

(a)The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential is a material factor on which Employee and Company relied in entering into this Agreement. Employee warrants that Employee has not disclosed the fact of this Agreement or any of the terms of this Agreement, or the negotiations leading thereto, to anyone other than Employee’s attorneys, accountants, or tax consultants, or Employee’s spouse.  Employee represents and agrees that (i) Employee will keep the fact and amount of this settlement and the terms of this Agreement completely confidential, except and unless disclosure is required and compelled by lawful court order; (ii) if disclosure is compelled by court order, Employee will disclose only so much information as is necessary for compliance; and (iii) confidentiality is the essence of this Agreement.  Accordingly, Employee shall not publicize or disclose the fact of this Agreement, the Severance Pay amount, or the terms of this Agreement in any manner whatsoever, whether in writing or orally, to any person, directly or indirectly, or by or through any agent or representative, except as necessary to effectuate the terms of this Agreement, and other than to the following: (1) Employee’s attorneys; (2) Employee’s accountants and tax consultants; (3) other representatives or entities as required and compelled by law or lawful court order; and (4) Employee’s spouse.  With respect to any individuals referred to above and to whom Employee knowingly discloses any information regarding this Agreement or its terms, Employee agrees to inform such individuals that the information is strictly confidential and may not be reviewed, discussed, or disclosed, orally or in writing, with any other person, organization, or entity whatsoever, at any time.  Employee further represents that no disclosure inconsistent with this Paragraph and its subparts has been made by Employee prior to the date of Employee’s execution of this Agreement.

(b)This confidentiality provision specifically includes without limitation an obligation, on the part of Employee and Employee’s respective attorneys and other representatives, not to knowingly disclose, or cause to be disclosed, the terms of this Agreement to any of Company’s current or former employees or to any of Company’s affiliates, or to any individual associated with the press or the media.  Employee agrees that Employee shall be separately responsible and liable for Employee’s own disclosure prohibited by this Paragraph and its subparts, including disclosures made by Employee’s respective representatives.

(c)It shall not be a breach of this Paragraph or its subparts for Employee or Company to respond, if asked, that any dispute regarding Employee’s employment or termination of employment with Company has been resolved.

9.No Cooperation.  Employee agrees not to act in any manner that might damage the business of Company.  Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Company or any officer, director, employee, agent, representative, shareholder, or attorney of Company, unless under a subpoena or other court order to do so.  Employee further agrees both to immediately notify Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the

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disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to Company.

10.Obligations Under Section 5 of the Employment Agreement.  Employee agrees and acknowledges that Employee remains bound by each of the terms of Section 5 of the Employment Agreement, which provisions are incorporated by reference for all purposes, and which survive the termination of Employee’s employment.  By signing this Agreement, Employee represents and warrants that Employee has not disclosed any Confidential Information to a third party in contravention of the terms of the Employment Agreement.  Employee further acknowledges and agrees that: (i) Employee was provided with a copy of the Employment Agreement at least ten (10) business days before commencement of thereof, (ii) Employee was advised, and is hereby reminded by this Agreement, of Employee’s right to consult with an attorney, (iii) the restrictions set forth in Section 5 of the Employment Agreement are no broader than necessary to protect the Company’s confidential information, trade secrets and goodwill, which cannot be adequately protected through an alternative restrictive covenant, (iv) Employee’s obligations under Section 5 of the Employment Agreement are supported by good and valuable consideration and/or such other mutually-agreed upon consideration as required by applicable law, and (v) the geographic restrictions set forth in Section 5 of the Employment Agreement are reasonable and aligned with the geographic area in which Employee provided services to the Company or in which Employee had a material presence or influence within the Company.

11.Non-Admissibility; No Admission of Liability.  Employee agrees that this Agreement shall not be admissible as evidence in any future proceeding of any kind, except in court on a claim of breach of this Agreement.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)an admission of the truth or falsity of any claims heretofore made; or

(b)an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

12.No Knowledge of Wrongdoing.  Employee represents that Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

13.Contingent Obligation.  Company’s continuing obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.  In the event that Employee breaches any of the obligations under this Agreement, Employee agrees that Company may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other available legal remedies.

14.Fees and Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with the execution of this Agreement.

15.Choice of Law; Venue.  This Agreement will be interpreted and enforced in accordance with the law of the State of Delaware; if Delaware’s conflict of law rules would apply another state’s laws, the parties agree that Delaware law shall still govern.  Employee further agrees that all disputes arising under this Agreement shall be subject to the exclusive jurisdiction of the federal and local courts of the State of Delaware, New Castle County; Employee consents to the exclusive jurisdiction of and venue in those courts.

16.No Representations.  The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions

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of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

17.Severability.  In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

18.Entire Agreement.  Employee acknowledges that this Agreement constitutes a full and accurate embodiment of the understanding between Employee and Company, and that it supersedes any prior agreements or understandings made by the Parties, except any confidentiality, non-disclosure, non-solicitation, trade secret, assignment of inventions, and other intellectual property provisions to which Employee’s employment was subject, which will remain in effect subsequent to the execution of this Agreement.  The terms of this Agreement may not be modified, except by mutual consent of the Parties.  Any and all modifications must be reduced to writing and signed by the Parties to be effective.

19.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Good Faith Compliance.  The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

21.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

[Signature page to follow.]

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IN WITNESS WHEREOF, the Parties have executed this Confidential Severance Agreement and General Release on the respective dates set forth below.

Dated:  January 30, 2023/s/ Oren Gilad

APREA THERAPEUTICS, INC.
Oren Gilad
Its: Chief Executive Officer

Dated:  January 30, 2023By /s/ Scott M. Coiante

     Scott M. Coiante